EXHIBIT 99.1

DGT Holdings Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

Highlights

  FY 2011 fourth quarter sales increased 11.2% to $14.9 million from $13.4 million
  FY 2011 fourth quarter income from continuing operations of $0.1 million, or $0.02 per share

BAY SHORE, N.Y., Sept. 26, 2011 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) ("DGT Holdings" or the "Company") today announced financial results for its fiscal 2011 fourth quarter and year ended July 30, 2011.

FINANCIAL RESULTS

Sales for the fiscal 2011 fourth quarter increased 11.2% to $14.9 million from $13.4 million in the fourth quarter of fiscal 2010. Sales at the Medical Systems Group were $11.6 million for the fiscal 2011 fourth quarter, 23.2% higher than the comparable period in the prior year, as a result of a broad increase in sales. The Medical Systems Group consists solely of the Villa Sistemi Medicali S.p.A. ("Villa") subsidiary. Sales at the Power Conversion Group, which encompasses the operations of  the Company's RFI Corporation subsidiary ("RFI"), for the fourth quarter of fiscal 2011 were $3.3 million, $0.7 million, or 17.1%, lower than the prior year's fourth quarter due to a decline in customer orders.

Gross margin for the fiscal 2011 fourth quarter was 23.5% as compared to 26.5% in the same period last year. The Medical Systems Group's fourth quarter 2011 gross margin of 19.3% was lower than the gross margin of 23.0% in the fourth quarter of fiscal 2010 due primarily to the product mix shipped in the quarter. The Power Conversion Group's gross margin for the fourth quarter of fiscal 2011 was 38.3%, versus 34.6% in the prior year's fourth quarter due to productivity improvements.

Operating expenses in the fiscal 2011 fourth quarter were $3.3 million, or 22.0% of total sales, compared to $2.3 million, or 17.1% of total sales, in the prior year's fourth quarter.

Operating income for the fiscal 2011 fourth quarter was $0.2 million, as compared $1.3 million in the fourth quarter of fiscal 2010. The Medical Systems Group generated operating income of $0.2 million in the fiscal 2011 fourth quarter compared to $0.7 million for the fourth quarter of fiscal 2010. The Power Conversion Group had operating income of $0.6 million in the fiscal 2011 fourth quarter as compared to $0.8 million in the comparable period last year. Unallocated corporate expenses for the fourth quarter of fiscal 2011 totaled $0.5 million, as compared to $0.2 million in the fourth quarter of the prior year.

Net income in the fourth quarter of fiscal 2011, from continuing operations, was $0.1 million, or $0.02 per basic and diluted share, compared to operating income of $1.2 million, or $0.68 per basic and diluted share in the corresponding prior year period.

The discontinued operations had no profit or loss during the fourth quarter of fiscal 2011, compared to a minimal loss in the fourth quarter of the prior year.

Full Year Results

Sales for fiscal 2011 increased 20.9% to $67.9 million, from $56.2 million for fiscal 2010, due to increased volume at the Medical Systems Group, where sales of $57.1 million reflect an increase of $13.4 million, or 30.8%, from the prior year. The Power Conversion Group's sales for fiscal 2011 of $10.8 million were approximately $1.7 million lower than the prior year.

Gross margin decreased to 22.4% of sales for fiscal 2011 from 25.0% of sales in fiscal 2010. Gross margin at the Medical Systems Group during fiscal 2011 of 21.5% compared to 22.2% in the prior year. Gross margin at the Power Conversion Group decreased to 27.0% for fiscal 2011 from 35.0% in fiscal 2010. The decrease in gross margin was attributable to lower volume, an increase in inventory reserves of $0.5 million during the second quarter and to higher employee costs, primarily for medical insurance expense.

Operating income for fiscal 2011 was $2.9 million, compared to $3.4 million in the comparable prior year period. Operating income at the Medical Systems Group was $4.1 million, compared to operating income of $2.6 million in fiscal 2010. The Power Conversion Group had operating income of $0.1 million in fiscal 2011, compared to operating income of $1.8 million in the prior year period. The decrease in operating income is related to the increase in inventory reserves in the second quarter of fiscal 2011, as well as higher employee costs, primarily medical insurance expense. Unallocated corporate expenses for fiscal 2011 totaled $1.3 million, compared to $1.0 million in the prior year.

Discontinued operations had a net loss of $3.2 million in fiscal 2010.

Net income for fiscal 2011 was $1.1 million, or $0.37 per basic and diluted share, compared to a net loss of $0.8 million, or $0.45 per basic and diluted share in the comparable prior year period. For fiscal 2011, there were 3.0 million weighted average shares outstanding, compared to 1.8 million in fiscal 2010. The shares outstanding have been restated to reflect the reverse and forward stock stock splits effected in January 2011.

BACKLOG

Consolidated backlog at July 30, 2011 was $14.7 million compared to $11.9 million at July 31, 2010. Backlog at the Medical Systems Group at July 30, 2011 increased $2.7 million from July 31, 2010. Backlog at the Power Conversion Group, increased $0.2 million from the level at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

DGT Holdings' balance sheet at July 30, 2011 reflected working capital of $38.1 million, which included $23.6 million of cash and cash equivalents. Cash, net of debt, increased $2.2 million for the quarter. At the end of fiscal 2011, DGT Holdings had no outstanding borrowings under its Italian revolving credit facilities. In the aggregate, the Company had $12.3 million of borrowing availability under its Italian revolving credit facilities.

COMMENTS

John J. Quicke, DGT Holdings' President and Chief Executive Officer, commented, "Our fourth quarter results reflect an increase in sales over the prior fiscal year, but profitability was below our expectations due primarily to product mix. We continue to  actively pursue acquisitions in the U.S. market."

SUBSEQUENT EVENT

On September 13, 2011, the Company announced that it had entered into a definitive agreement to sell its wholly-owned Italian subsidiary, Villa Sistemi Medicali, S.p.A., in a management buy-out. In consideration for the sale, the Company is entitled to receive Euro 16,500,000 (approximately $22,500,000 as calculated using current exchange rates) in cash, an unsecured promissory note in the amount of Euro 500,000 and excess cash at closing. For more details, please see our Current Report on Form 8-K filed with the SEC on September 14, 2011, which can be found at www.sec.gov.

ABOUT DGT HOLDINGS

DGT Holdings Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical and dental applications in its Medical Systems Group. Through its Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiary, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its Power Conversion Group's RFI subsidiary, DGT Holdings manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

The Company's web site is www.dgtholdings.com.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. DGT Holdings cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of DGT Holdings to introduce products as scheduled; obtaining necessary product certification; implementation of its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DGT HOLDINGS CORP.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010

Sales	$ 14,873	$ 13,378	$ 67,921	$ 56,168
Cost of Sales	11,372	9,840	52,734	42,118

Gross Margin	3,501	3,538	15,187	14,050

Selling, General and Administrative	2,794	1,800	10,191	8,577
Research and Development	475	487	2,076	2,054
Total Operating Expenses	3,269	2,287	12,267	10,631

Operating Income	232	1,251	2,920	3,419

Interest Expense, net	(5)	(24)	(167)	(418)
Other Income (Expense)	153	368	256	444

Net Income Before Income Tax Provision	380	1,595	3,009	3,445
Income Tax Provision	303	355	1,879	1,100

Net Income from Continuing Operations	77	1,240	1,130	2,345

Income (Loss) from Discontinued Operations	--	(47)	--	(3,157)

Net Income (Loss)	$ 77	$ 1,193	$ 1,130	$ (812)

Net Income (Loss) Per Basic and Diluted Share: Continuing Operations	$ 0.02	$0.68	$ 0.37	$ 1.29
Discontinued Operations	--	(0.02)	--	(1.74)
Net Income (Loss) Per Basic and Diluted Share	$ 0.02	$ 0.66	$ 0.37	$ (0.45)

Weighted Average Number of Common Shares Outstanding (in thousands)*:
Basic	3,868	1,817	3,046	1,817
Diluted	3,868	1,820	3,047	1,817

* Adjusted for 1 for 50 and 4 for 1 stock splits effective January 6, 2011

DGT HOLDINGS CORP.
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	July 30, 2011	July 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 23,629	$ 3,987
Trade receivables, net	15,763	12,925
Inventories	10,730	9,123
Prepaid expenses and other current assets	2,723	2,770
Total current assets	52,845	28,805

NON-CURRENT ASSETS:
Property plant and equipment, net	5,232	5,254
Deferred income taxes	578	415
Goodwill	4,526	4,526
Other assets	120	29
Total non-current assets	10,456	10,224
TOTAL ASSETS	$ 63,301	$ 39,029

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving loan	$ --	$ 135
Current portion of long-term debt	193	1,973
Accounts payable – trade	7,125	5,643
Accrued expenses	7,380	3,643
Total current liabilities	14,698	11,394

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	2,355	95
Other long-term liabilities	1,950	1,763
Total non-current liabilities	4,305	1,858
Total liabilities	19,003	13,252

SHAREHOLDERS' EQUITY:
Total shareholders' equity	44,298	25,777
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 63,301	$ 39,029
CONTACT:  DGT HOLDINGS CORP.
          John J. Quicke
          Chief Executive Officer

          Mark A. Zorko
          Chief Financial Officer
          (631) 231-6400 ext. 323
          mzorko@dgtholdings.com